Exhibit 10.1

                    , 2007

[Executive Name]

[Executive Address]

Dear                     :

We are pleased to offer you the benefits outlined in this letter agreement (this “Agreement”) in connection with your continuing service as an officer of Encore Capital Group, Inc. (the “Company”) or one of its subsidiaries.

Notwithstanding any benefit provided to you in this Agreement, your employment with the Company remains “at will.” This means that either you or the Company may terminate your employment at any time and for any reason, with or without notice or cause. The Company also has the right to change at-will the compensation, benefits, duties, assignments or responsibilities of your position. While you are being offered certain benefits payable in the future, nothing in this Agreement may be construed as guaranteeing employment of any length or changing the “at will” nature of your employment.

The Company hereby agrees to provide the following benefits on the terms and conditions set forth in this Agreement:

1.	Termination Without Cause. In the event your employment is terminated without Cause following the date of this Agreement, upon your execution and delivery of a General Release and Waiver of Claims in substantially the form attached as Exhibit A hereto, within the time period set forth therein (but in no event later than forty-five (45) days after your termination date), the Company will pay you an amount equal to , less applicable taxes and withholdings. Subject to Section 3 below, all such amounts owed to you will be paid in equal increments in accordance with to the Company’s then-current regular payroll schedule.

For purposes of this Agreement, “Cause” is defined as (i) your failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (ii) your failure to substantially perform your duties, which failure amounts to a repeated and consistent neglect of your duties; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (v) the conviction of, or the entering of a guilty plea or plea of no contest, with respect to a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (vi) conduct materially injurious to the Company’s reputation or business; or (vii) willful misconduct.

2.	Resignation for Good Reason. In the event you resign your employment for Good Reason following the date of this Agreement, upon your execution and delivery of the General Release and Waiver of Claims in substantially the form attached as Exhibit A hereto, within the time period set forth therein (but in no event later than forty-five (45) days after your termination date), the Company will pay you an amount equal to , less applicable taxes and withholdings. Subject to Section 3 below, all such amounts owed to you will be paid in equal increments in accordance with the Company’s then-current regular payroll schedule.

For purposes of this Agreement, a “Good Reason” is defined as any of the following reasons: (i) a material reduction in your base compensation; (ii) a material reduction in your authority, duties or responsibilities; (iii) a material reduction in the authority, duties or responsibilities of the person to whom you report; (iv) a material reduction in the budget over which you retain authority; or (v) a material change in the location at which your provide services for the Company (which is defined as any relocation by the Company of your employment to a location that is more than thirty-five (35) miles from your present office location and is more than thirty-five (35) miles from your primary residence at the time of such relocation, without your consent). To be eligible to receive the benefits set forth in this Section, (x) you must provide written notice of the “Good Reason” condition to the Company within ninety (90) days after the initial existence of such condition, (y) the Company must not have cured such condition within thirty (30) days of receipt of your written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you resign from employment within twelve (12) months following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

3.	Compliance with Code Section 409A. Compensation and benefits payable under the Agreement, to the extent of payments made from the date of your termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to you be delayed until the first regular payroll date which occurs more than 6 months after separation from service if you are a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto and without interest.

4.	Prorated Bonus. If, as of the date of your termination, you are eligible for a bonus under the Company’s bonus programs then in place, and you have been terminated without Cause or have resigned for Good Reason, you will receive [the prorated bonus earned by you through your termination date/your target annual bonus for the year in which your termination occurs] if and when bonuses are paid to employees under any such bonus program. It is intended that any bonus payments made under this Agreement will not be deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). Accordingly, any bonus amount will be paid out within two and one-half (2 1/2) months of the end of the calendar year in which the bonus was earned and vested within the meaning of Section 409A.

5.	Continued Cooperation. Both during and after your employment with the Company or any of its subsidiaries, you will cooperate with all outstanding legal and administrative matters, issues that you have been involved with during your employment and other transition matters. This obligation includes, but is not limited to, spending adequate time for preparation to testify or give depositions, and cooperating with the Company or its attorneys in gathering information regarding any legal or investigative matter.

6.	Restrictive Covenants.

(a) Non-Solicitation. You agree that for the one (1) year period commencing on and following the date of termination of your employment, you will not directly or indirectly (i) solicit or encourage the solicitation of any person who was an employee of the Company or any Subsidiary at any time on or after the date of termination (unless more than six (6) months shall have elapsed between the last day of such person’s employment by the Company or any of its subsidiaries and the first date of such solicitation) or (ii) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ thereof or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof.

(b) Non-Disparagement. You agree (whether during or after your employment with the Company) not to issue, circulate, publish or make any false or disparaging statements, remarks or rumors about the Company or the officers or directors of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of your employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal, administrative or regulatory proceeding.

(c) Remedies Upon Breach. If you breach the provisions of Section 6(a) or (b), the Company shall have the right to have such restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of such restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of such restrictive covenants and to restrain you from any violation thereof. The rights and remedies set forth in this Section 6(c) shall be independent of all other others rights and remedies available to the Company for a breach of such restrictive covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.	Full Settlement. In the event you are owed separation benefits as a result of the terms of this Agreement, the Company’s obligation to make any such payments shall be in full settlement of all other severance payments that may be owed to you under any other severance or employment related agreement between you and the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.

8.	Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any subsidiary of the Company.

9.	Successors. This Agreement shall not be terminated by any reorganization, merger or consolidation involving the Company (each, a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the person resulting from such Business Combination (the “Surviving Person”), and the Surviving Person shall be treated as the Company hereunder.

10.	Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you shall die while any amounts would be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you to receive such amounts or, if no person is so appointed, to your estate.

11.	Notice. For purposes of this Agreement all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by facsimile upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (3) five days after deposit in the United States mail, certified and return receipt requested, postage prepaid. All such notices and communications shall be delivered as set forth below.

If to you: To the home address last appearing in the Company’s records.

If to the Company:

Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, California 92123

Attn: General Counsel

12.	Survival. The respective obligations and benefits afforded to the Company and you as provided in Sections 1 and 2 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement) and Section 6 of this Agreement shall survive the termination of this Agreement.

13.	Dispute Resolution. You and the Company agree that any controversy or claim arising out of or relating to this Agreement (as amended) (other than a controversy under Section 6 of this Agreement), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in the County of San Diego, California. One of the arbitrators shall be appointed by the Company, one shall be appointed by you and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by AAA. All three arbitrators shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). The Company shall pay the fees of the AAA and the arbitrators, if applicable.

14.	Prior Agreements Superseded. This Agreement shall supersede and replace in its entirety any other oral or written agreement, arrangement or award provided to you by the Company or any of its subsidiaries with respect to the subject matter hereof.

15.	Amendment. Neither you or the Company may alter or amend this Agreement without a document signed by you and the President of the Company.

16.	Governing Law; Consent to Jurisdiction. All disputes arising under this Agreement will be governed by, and interpreted in accordance with, the laws of the State of California, without regard to its conflict of law provisions. Any action to enforce this Agreement (other than an action which must be brought by arbitration pursuant to Section 13) must be brought in, and you and the Company hereby consent to the jurisdiction of, the County of San Diego, California. Both you and the Company hereby waive the right to claim that any such court is an inconvenient forum for the resolution of any such action.

17.	Headings. The section and subsection headings contained in this Agreement are used solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Sincerely,

J. Brandon Black
President and Chief Executive Officer

AGREED AND ACCEPTED:

(Signature of Executive)	(Date Signed)

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

1.                      (the “Executive”), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable to the undersigned under that letter agreement dated as of                      (the “Agreement”) between Executive and Encore Capital Group, Inc. (the “Company”), does hereby agree not to bring any claim or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present stockholders, employees, officers, directors, members, managers, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Waiver of Claims against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations under the Agreement or any rights to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group. The Executive further agrees that this General Release and Waiver of Claims may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his or her heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Waiver of Claims voluntarily and knowingly, and that the same shall not affect the Executive’s right to claim otherwise under ADEA. In addition, the Executive shall not be precluded by this General Release and Waiver of Claims from filing a charge with any relevant federal, state or local administrative agency, but the Executive agrees not to participate in, and agrees to waive his or her rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

2. Notwithstanding anything herein to the contrary, Executive does not release any claims that the law does not permit Executive to release, including, without limitation, claims under the Family Medical Leave Act, the Fair Labor Standards Act, California Workers’ Compensation, California Family Rights Act, and Division 3, Article 2 of the California Labor Code (including indemnification rights).

3. The Company, on its own behalf and on behalf of the Company Group, does hereby agree not to bring any claim or pursue any litigation (or file any charge or otherwise correspond with any federal, state or local administrative agency) against, and waives, releases and discharges Executive and his or her heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his or her affiliates and each of them (collectively, the “Executive Releasees”) from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that any person or entity of the Company Group ever had, now has or shall or may have or assert as of the date of this General Release and Waiver of Claims against any of them, based on facts known to any executive officer of the Company as of the date of this General Release and Waiver of Claims (other than the Executive), including specifically, but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, agreements, obligations and causes of action arising out of or in any way connected with any transaction, occurrence, act or omission related to Executive’s employment by the Company or any of its subsidiaries or the termination of that employment; provided, however, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to Executive’s obligations under the Agreement, the Confidentiality Agreement (as defined in the Agreement) or any agreement governing the terms of any equity award granted to the Executive or impair the right or ability of the Company to enforce the terms thereof.

4. In furtherance of their respective agreements set forth above, each of the Executive and the Company hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims which such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, each of the Executive and the Company acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of each of the Executive and the Company to fully, finally and forever release all such matters, and all claims relative thereto which now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. In addition, and not by way of limitation to the foregoing, each of the Executive and the Company fully understands and knowingly and expressly waives its rights and benefits under Section 1542 of the California Civil Code or under any similar provision of law. Section 1542 of the California Civil Code states that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH [THE COMPANY].

Nothing in this paragraph is intended to expand the scope of the release as specified herein.

5. This General Release and Waiver of Claims shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law provisions.

6. To the extent that the Executive is forty (40) years of age or older, this paragraph shall apply. Executive acknowledges that Executive is waiving and releasing any rights he or she may have under the ADEA and that this General Release and Waiver of Claims is entered into knowingly and voluntarily. Executive acknowledges that this General Release and Waiver of Claims does not apply to any rights or claims that may arise under the ADEA after the date of this General Release and Waiver of Claims. Executive acknowledges that the consideration given for this General Release and Waiver of Claims is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing as required by the ADEA that:

(a) Executive has the right to and is advised to consult with an attorney prior to executing this General Release and Waiver of Claims;

(b) Executive has up to twenty-one (21) days within which to consider this General Release and Waiver of Claims (although Executive may choose to execute this General Release and Waiver of Claims earlier);

(c) Executive has seven (7) days following the execution of this General Release and Waiver of Claims to revoke; and

(d) This General Release and Waiver of Claims and Executive’s right to receive payments or other benefits payable by the Company pursuant to the Agreement shall not be effective until the revocation period has expired.

In order to cancel or revoke this General Release and Waiver of Claims, Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Waiver of Claims. If this General Release and Waiver of Claims is timely cancelled or revoked, none of the provisions of this General Release and Waiver of Claims shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive under the Agreement or to provide the Executive with the other benefits described in this General Release and Waiver of Claims, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

7. Each of the Executive and the Company acknowledge that they have entered into this General Release and Waiver of Claims knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Waiver of Claims to be executed on this          day of                     , 20    .

(Executive’s Signature)

ENCORE CAPITAL GROUP, INC.

By:
Name:
Title: